CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is by and between BeesFree, Inc., a Nevada corporation (“BeesFree”) and Andrea Festuccia (“Consultant”). As used herein, the “Company” refers to BeesFree and each of its direct or indirect subsidiaries, collectively. This Agreement is entered into as of February 12, 2014 (“Effective Date”). The parties agree to this Agreement as follows:

RECITALS

The Company wishes to utilize certain services which can be performed by Consultant, and Consultant can provide and desires to render to the Company such services, and the parties agree that it would be to their mutual advantage to execute this Agreement and thereby define the terms and conditions which shall control the rendering of services provided to the Company by Consultant. This Agreement does not purport to set forth all of the terms and conditions of the services provided to the Company by Consultant.

In consideration of the promises and mutual covenants in this Agreement, the Company and Consultant agree as follows:

I.            Services to be Provided by Consultant

A.           Description of Consulting Services. Subject to the terms of this Agreement, the Company retains Consultant, and Consultant agrees with the Company, to serve as Chief Strategist to the Company for the purpose of (i) identifying potential ideas and/or methods to enhance value, quality, competitiveness and performance of the Company’s products; (ii) identifying potential opportunities with respect to distribution of the Company’s products; (iii) identifying potential opportunities with respect to financing, joint venture and like transactions; and/or (iv) assisting the Company’s sales and marketing efforts (collectively, the services to be performed by Consultant shall be the “Consulting Services”). It is agreed that other consulting services may be undertaken that are outside the foregoing scope of these services by mutual consent. Consultant will devote such time, attention, energy, knowledge, professional efforts and skills as reasonably necessary to perform his duties and obligations hereunder and he will abide by all Company policies as well as all applicable laws. Notwithstanding anything contained herein to the contrary, it is understood that Consultant shall devote a minimum of twenty-five (25) hours a week in the performance of his Consulting Services hereunder. Consultant and the Company agree that Consultant may maintain his already existing roles/contracts with other organization/companies but that he shall not engage in other business activities that could be reasonably interfere with his responsibilities to the Company hereunder or that could reasonably create a conflict of interest with the Company.

B.           Company’s Reliance. The Company is entering into this Agreement in reliance on Consultant’s special and unique abilities in rendering the Consulting Services and Consultant will use Consultant’s best effort, skill, judgment, and ability in rendering the Consulting Services.

C.           Representations by Consultant. Consultant represents to the Company that Consultant is under no contractual, legal or fiduciary obligation or burden that reasonably may be expected to interfere with Consultant’s ability to perform the Consulting Services in accordance with the Agreement’s terms, including without limitation any agreement or obligation to or with any other company, and that Consultant is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of Consultant’s engagement by the Company or to refrain from competing, directly or indirectly, with the business of any other party. Consultant agrees that Consultant will not use, distribute or provide to anyone at the Company any confidential or proprietary information belonging to any other company or entity, at any time during Consultant’s performance under this Agreement. Consultant further represents that Consultant’s performance of the Consulting Services will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Consultant in confidence or in trust prior to this Agreement, and Consultant will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any other party.

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D.           Nature of Relationship Between Parties. Consultant will render the Consulting Services in this Agreement as an independent contractor, while specifically adhering to the rules, policies, regulations and procedures of the Company, as may be amended by the Company at any time. Except as otherwise specifically agreed to by the Company in writing, Consultant shall have no authority or power to bind the Company with respect to third parties and Consultant shall not represent to third parties that Consultant has authority or power to bind the Company. It is not the intention of the parties to this Agreement to create, by virtue of this Agreement, any employment relationship, trust, partnership, or joint venture between Consultant and the Company or any of its affiliates, except as specifically provided in this Agreement, to make them legal representatives or agents of each other or to create any fiduciary relationship or additional contractual relationship among them.

II.          COMPENSATION FOR CONSULTING SERVICES

A.            Consulting Fee. In consideration for the services to be provided by Consultant hereunder, as well as his agreement to abide by the restrictive covenant provisions herein, the Company shall pay Consultant a consulting fee of U.S. $240,000 per year payable at a rate of $20,000.00 per month (the “Consulting Fee”) commencing on the date hereof.

B.           Expense Reimbursement. The Company shall reimburse Consultant for all reasonable business expenses Consultant incurs in performing the Consulting Services, provided that Consultant receives prior written approval from the Company and the expenses are in compliance with the Company’s travel and expense policies. Consultant shall submit all appropriate and supporting documentation for expense reimbursement. Reimbursement will be made in accordance with the Company’s expense reimbursement policies.

C.           Benefits. Consultant shall at all times be an independent contractor (and not an employee or agent of the Company); therefore, Consultant shall not be entitled to participate in any benefit plans or programs that the Company provides or may provide to its employees, including, but not limited to, pension, profit-sharing, medical, dental, workers’ compensation, occupational injury, life insurance and vacation or sick benefits.

D.           Workers’ Compensation. Consultant understands and acknowledges that the Company shall not obtain workers’ compensation insurance covering Consultant.

III.         PAYMENT OF TAXES

A.           Foreign, Federal, State, and Local Taxes. Neither foreign, federal, state, or local income tax nor payroll tax of any kind shall be withheld or paid by the Company on behalf of Consultant. Consultant shall not be treated as an employee of the Company with respect to services performed under the Agreement for foreign, federal, state, or local tax purposes.

B.           Notices to Consultant About Tax Duties And Liabilities. Consultant understands that Consultant is responsible to pay, according to the applicable law, Consultant’s income taxes. The parties agree that any tax consequences or liability arising from the Company’s payments to Consultant shall be the sole responsibility of Consultant. Should any foreign, state or federal taxing authority determine that any of the compensation under Section II(A) constitute income subject to withholding under any foreign, federal or state law, then Consultant agrees to indemnify and hold the Company harmless for any and all tax liability, including, but not limited to, taxes, levies, assessments, fines, interest, costs, expenses, penalties, and attorneys’ fees.

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IV.          INDEMNIFICATIONS AND COVENANTS

A.           Limitations on the Company’s Liability and Consultant’s Indemnification of the Company. By entering into this Agreement and receiving the Consulting Services, but subject to the other Agreement terms, the Company will not be liable for any Damages (defined below) caused by Consultant’s dishonesty, willful misconduct, or gross negligence or for Consultant’s breach of this Agreement. Consultant shall indemnify and hold harmless the Company from and against all losses, judgments, damages, expenses (including, without limitation, reasonable fees and expenses of counsel), liabilities, judgments, and amounts paid in settlement (collectively “Damages”) incurred by or asserted against the Company arising from, as a result of, in connection with, or relating to Consultant’s dishonesty, willful misconduct, or gross negligence in performing this Agreement or for Consultant’s breach of this Agreement.

B.           Consultant’s Standard of Care. Consultant will provide Consultant’s services under this Agreement with the same degree of care, skill, and prudence that would be customarily exercised in the Company’s best interest.

C.           Confidential Information, Non-Disclosure Agreement and Work Product Ownership.

(i)          Confidential Information. The Company shall provide Consultant Confidential Information (defined below). Consultant acknowledges and agrees that during the Term of this Agreement, the Company shall grant Consultant otherwise prohibited access to its trade secrets and other confidential information which is not known to the Company’s competitors or within the Company’s industry generally, which was developed by the Company over a long period of time and/or at its substantial expense, and which is of great competitive value to the Company. For purposes of this Agreement, “Confidential Information” includes all trade secrets and confidential and proprietary information of the Company, including, but not limited to, the following: software, technical, and business information relating to the Company’s inventions and products (including product construction and product specifications), research, development, production processes, manufacturing and engineering processes, finances, services, know-how, technical data, policies, strategies, designs, formulas, programming standards, developmental or experimental work, improvements, discoveries, plans for research or future products, database schemas or tables, infrastructure, development tools or techniques, training manuals, marketing and sales plans and strategies, business plans, budgets, financial information and data, customer and client information, prices and pricing strategies, costs, customer and client lists and profiles, employee, customer and client nonpublic personal information, supplier lists, business records, audit processes, management methods and information, reports, recommendations and conclusions, information regarding the names, contact information, skills and compensation of employees and contractors of the Company, and other business information disclosed or made available to Consultant by the Company, either directly or indirectly, in writing, orally, or by drawings or observation.

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(ii)          Non-Disclosure.

(a)          In exchange for the Company’s agreement to provide Consultant with Confidential Information and to protect the Company’s legitimate business interests, Consultant shall hold all Confidential Information in strict confidence. Consultant shall not, during the Term of this Agreement or at any time thereafter, disclose to anyone, or publish, use for any purpose, exploit, or allow or assist another person to use, disclose or exploit, except for the benefit of the Company, without prior written authorization, any Confidential Information or part thereof, except as permitted: (1) in the ordinary course of the Company’s business or Consultant’s work for the Company; or (2) by law. Consultant shall use all reasonable precautions to assure that all Confidential Information is properly protected and kept from unauthorized persons. Further, Consultant shall not directly or indirectly, use the Company’s Confidential Information to: (1) call upon, solicit business from, attempt to conduct business with, conduct business with, interfere with or divert business away from any customer, client, vendor or supplier of the Company with whom or which the Company conducted business within the twelve (12) months prior to Consultant’s termination from Consultant’s engagement with the Company; and/or (2) recruit, solicit, hire or attempt to recruit, solicit, or hire, directly or by assisting others, any persons employed by or associated with the Company.

(b)          Subject to Section IV.C.(ii)(c), Consultant agrees that Consultant shall not use or disclose any confidential or trade secret information belonging to any former employer or third party, and Consultant shall not bring onto the premises of the Company or onto any Company property any confidential or trade secret information belonging to any former employer or third party without such third parties’ consent.

(c)          During the Term of this Agreement, the Company will receive from third parties their confidential and/or proprietary information, subject to a duty on the Company’s part to maintain the confidentiality of and to use such information only for certain limited purposes. Consultant agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or organization or to use it except as necessary in the course of Consultant’s Consulting Services with the Company and in accordance with the Company’s agreement with such third party.

(iii)        Work Product.

(a)          Any and all intellectual property that Consultant may make, conceive, discover, or develop, either solely or jointly with any other person or persons, at any time during the Term of this Agreement in connection with the Consulting Services, whether at the request or upon the suggestion of the Company or otherwise, shall be the sole and exclusive property of the Company. Consultant hereby assigns to the Company, without further compensation, all rights, titles and interest in all such intellectual property rights in all countries of the world, including but not limited to all patent, copyright, trade secret and other proprietary rights therein.

(b)          Consultant shall take all actions necessary so that the Company can prepare and present patent and copyright applications therefore, and can secure such copyright registrations or patents wherever possible, as well as reissue renewals, and extensions thereof, and can obtain the record title to such copyright or patents. Consultant shall not be entitled to any additional or special compensation or reimbursement regarding any such intellectual property. Consultant acknowledges that the Company from time to time may have agreements with other persons or entities which impose obligations or restrictions on the Company regarding inventions made during the course of work thereunder or regarding the confidential nature of such work. Consultant agrees to be bound by all such obligations and restrictions and to take all action necessary to discharge the obligations of the Company.

(c) In the event that Consultant uses or incorporates any works owned by Consultant, third party materials or other pre-existing materials not owned by the Company (“Pre-existing Materials”) as part of the Consulting Services or related deliverables, Consultant hereby grants the Company a perpetual, irrevocable, royalty free, worldwide, transferable and sublicensable license to make, use, sell, import, reproduce, create derivative works of, distribute, publicly perform and display, and otherwise exploit such Pre-existing Materials.

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(iv)        Return of Company Property.      Upon the termination of Consultant’s Consulting Services under this Agreement for any reason or no reason, Consultant shall immediately return and deliver to the Company any and all Confidential Information, software, devices, data, reports, proposals, lists, correspondence, materials, equipment, computers, hard drives, papers, books, records, documents, memoranda, manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, books of account, drawings, prints, plans, and the like which belong to the Company or relate to the Company’s business and which are in Consultant’s possession, custody or control, whether prepared by Consultant or others. If at any time after termination of Consultant’s Consulting Services under this Agreement, for any reason or no reason, Consultant determines that Consultant has any Confidential Information in Consultant’s possession or control, Consultant shall immediately return to the Company all such Confidential Information in Consultant’s possession or control, including all copies and portions thereof. Further, Consultant shall not retain any Confidential Information, data, information or documents belonging to the Company or any copies thereof (in electronic or hard copy format).

V.          PERIOD OF AGREEMENT; TERMINATION

A.           Period. This Agreement is effective from the Effective Date and shall continue until February 11, 2018 (“Term”). The Company may terminate this Agreement for any reason or no reason, at any time, with or without “Cause”, upon five (5) days prior written notice to Consultant. If this Agreement is terminated, either prior to or at the expiration of the Term, and the parties fail to execute a new agreement, all services will be discontinued as of the date of such termination; provided, however, Consultant shall use Consultant’s best efforts to complete all services commenced prior to such termination at the discretion of the Company. In the event Consultant terminates this Agreement for any reason, or the Company terminates this Agreement for Cause, the Company will pay Consultant any accrued but unpaid Consulting Fees as of the date of such termination. In the event that Consultant’s services are terminated by the Company without “Cause”, in addition to the payment of any accrued but unpaid Consulting Fees as of the date of such termination, the Company shall pay a one-time lump sum of one hundred thousand ($100,000) dollars within thirty (30) days of such termination.

“Cause” shall mean, with respect to the Consultant, the following: (i) the commission of a felony or other crime involving moral turpitude, or the commission of any other act or omission involving dishonesty or fraud with respect to the Company or any of its customers or suppliers; (ii) any breach of fiduciary duty, willful misconduct or gross negligence with respect to the Company; (iii) any substantial and repeated failure to perform duties as reasonably directed by the Board; provided, however, that if any such breach is subject to cure, Consultant shall be entitled to written notice of and an opportunity to cure such breach to the Company’s reasonable satisfaction within 30 calendar days of notice of such breach; (iv) and material breach of this Agreement; provided, however, that if any such breach is subject to cure, Consultant shall be entitled to written notice of and an opportunity to cure such breach to the Company’s reasonable satisfaction within 30 calendar days of notice of such breach; (v) any action taken against Consultant by a regulatory body or self-regulatory organization that materially impairs the Consultant from performing his duty for a period of more than 180 days; or (vi) alcoholism or drug addiction which materially impairs the Consultant’s ability to perform his duties.

An act or failure to act shall not be “willful” if (A) done by the Executive in good faith and (B) the Executive reasonably believed that such action or inaction was in the best interests of the Company and the Related Entities.

B.           Survival. The provisions set forth in Sections IV and VI.A shall survive termination or expiration of this Agreement. In addition, all provisions of this Agreement, which expressly continue to operate after the termination of this Agreement, shall survive the Agreement’s termination or expiration.

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VI.         OTHER PROVISIONS

A.           Non-Disparagement. Consultant agrees that the Company’s goodwill and reputation are assets of great value to the Company which have been obtained and maintained through great costs, time and effort. Therefore, Consultant agrees that during the term of this Agreement and at all times thereafter, Consultant shall not in any way disparage, libel or defame the Company, its business or business practices, its products or services, or its consultants, officers or directors. Consultant further agrees that during the term of this Agreement and at all times thereafter, Consultant shall not, directly or indirectly, communicate in any manner with any member of the press or media concerning the Company, its affiliates, current or former officers, directors, or consultants except as permitted by law and/or Company policy.

B.           Partial Invalidity. In the event any court of competent jurisdiction holds any provision of this Agreement to be invalid or unenforceable, such invalid or unenforceable portion(s) shall be limited or excluded from this Agreement to the minimum extent required, and the remaining provisions shall not be affected or invalidated and shall remain in full force and effect.

C.           Reformation. Consultant agrees that in the event any of the covenants contained in this Agreement shall be held by any court to be effective in any particular area or jurisdiction only if said covenant is modified to limit its duration or scope, then the court shall have such authority to so reform the covenant and the parties hereto shall consider such covenant(s) and/or other provisions so as to comply with the order of any such court and, as to all other jurisdictions, the covenants contained herein shall remain in full force and effect as originally written.

D.           Entire Agreement. This Agreement is the entire agreement between the parties with respect to the subject matter hereof, and fully supersedes any and all prior agreements, understandings, or representations between the parties, whether oral or written, pertaining to the subject matter of this Agreement. Consultant represents and acknowledges that in executing this Agreement, Consultant does not rely, and has not relied, upon any representation(s) by the Company or its agents except as expressly contained in this Agreement. Consultant agrees that Consultant has used Consultant’s own judgment in executing this Agreement. This Agreement may not be amended unless it is in writing and signed by Consultant and the Company.

E.           Controlling Law. Any dispute in the meaning, effect, or validity of this Agreement and/or any dispute arising out of Consultant’s relationship with the Company shall be resolved in accordance with the laws of the State of New York without regard to the conflict of laws provisions thereof. Venue of any litigation arising from this Agreement or Consultant’s relationship with the Company shall be in a state district court of competent jurisdiction in New York County, New York, or the United States District Court for the Southern District of New York. Consultant consents to personal jurisdiction of the state district courts of New York County, New York and to the United States District Court for the Southern District of New York, and agrees that Consultant shall not challenge personal jurisdiction in such courts. Consultant waives any objection that Consultant may now or hereafter have to the venue or jurisdiction of any proceeding in such courts or that any such proceeding was brought in an inconvenient forum (and agrees not to plead or claim the same).

F.           Voluntary Agreement. Consultant acknowledges that Consultant has had an opportunity to consult with an attorney or other counselor concerning the meaning, import, and legal significance of this Agreement, and Consultant has read this Agreement, as signified by Consultant’s signature hereto, and Consultant is voluntarily executing the same after, if sought, advice of counsel for the purposes and consideration herein expressed.

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G.           Limitations on Assignment. In entering into this Agreement, the Company is relying on the unique services of Consultant; services from another company or contractor will not be an acceptable substitute. Except as provided in this Agreement, Consultant may not assign this Agreement or any of the rights or obligations set forth in this Agreement without the explicit written consent of the Company. Any attempted assignment by Consultant in violation of this paragraph shall be void.

H.           Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

I.            Counterparts. This Agreement and amendments to it will be in writing and may be executed in counterparts. Each counterpart will be deemed an original, but both counterparts together will constitute one and the same instrument. This Agreement may also be executed via facsimile or by e-mail delivery of a “.pdf” format data file, either of which shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) this Agreement with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

J.           Ambiguities.    Any rule of construction to the effect that ambiguities shall be resolved against the drafting party shall not apply to the interpretation of this Agreement.

[Signature Page Follows]

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The signatures below indicate that the Parties have read, understand and will comply with this Agreement.

CONSULTANT:

ANDREA FESTUCCIA

Signature:	/S/ ANDREA FESTUCCIA

Printed Name: Andrea Festuccia

Date: February 12, 2014

COMPANY:

BEESFREE, INC.

Signature:	/S/ JOSEPH FASCIGLIONE

Name: Joseph Fasciglione

Title: Interim Chief Financial Officer